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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*





                          FURR'S/BISHOP'S, INCORPORATED
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    361115405
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 June 19, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule
 is filed:                                                     [X] Rule 13d-1(b)
                                                               [_] Rule 13d-1(c)
                                                               [_] Rule 13d-1(d)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 Pages

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                                  SCHEDULE 13G


CUSIP No. - 361115405                                          Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Teachers Insurance and Annuity Association of America
      I.R.S. No. 13-1624203
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [  ]
                                                             (b) [  ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     8,607,637
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   None
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     8,607,637
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     None
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      8,607,637
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      17.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON


      1C
--------------------------------------------------------------------------------




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                                                               Page 3 of 6 Pages


Item 1(a)         Name of Issuer:

                  Furr's/Bishop's, Incorporated

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  6901 Quaker Avenue
                  Lubbock, Texas  79413

Item 2(a)         Name of Person Filing:

                  Teachers Insurance and Annuity Association of America

Item 2(b)         Address of Principal Business Office:

                  730 Third Avenue
                  New York, New York  10017

Item 2(c)         Citizenship:

                  New York

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  361115405

Item 3            Status of Person Filing:

                  (a) [ ] Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o);
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                      U.S.C. 78c);
                  (c) [X] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
                  (d) [ ] Investment company registered under section 8 of
                      the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                  (e) [ ] An investment adviser in accordance with
                      section 240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                      accordance with section 240.13d- 1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                      accordance with section 240.13d- 1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);



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                                                               Page 4 of 6 Pages

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to section 240.13d-1(c), check this box. [ ]

Item 4  Ownership:

        (a) Amount Beneficially Owned: 8,607,637

        (b) Percent of Class: 17.7%

        (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 8,607,637

           (ii) shared power to vote or to direct the vote: None

          (iii) sole power to dispose or to direct the disposition of: 8,607,637

           (iv) shared power to dispose or to direct the disposition of: None

Item 5  Ownership of 5% or Less of a Class:

        Not applicable

Item 6  Ownership of More than 5% on Behalf of Another Person:

        Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding Company:

        Not applicable



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                                                               Page 5 of 6 Pages


Item 8            Identification and Classification of Members of the Group:

                  Not applicable

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                               Page 6 of 6 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  Date:  June 19, 1998

                                  TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA


                                  By: /s/ CLIFFORD S. HAYE
                                     -------------------------------------------
                                     Name:    Clifford S. Haye
                                     Title:   Senior Counsel